Exhibit 99.1

cbdMD, Inc. Announces Timing of Regular Monthly Dividend for November 2019 for 8.0% Series A Cumulative Convertible Preferred Stock

CHARLOTTE, NC, October 23, 2019 (BUSINESS NEWSWIRE) – cbdMD, Inc. (NYSE American: YCBD), a nationally recognized consumer cannabidiol (CBD) brand, today announced the timing for the payment of its declared regular monthly dividend of $0.0667 per share of its 8.0% Series A Cumulative Convertible Preferred Stock (NYSE American: YCBD PR A) for November 2019. The dividend will be payable on November 15, 2019 to holders of record as of November 1, 2019. The dividend will be paid in cash. The November 2019 dividend is the first dividend declared by us on our 8% Series A Cumulative Convertible Preferred Stock following the issuance of these shares in a firm commitment underwritten public offering which closed on October 16, 2019.

About cbdMD, Inc.

cbdMD, Inc. (NYSE American: YCBD and NYSE American: YCBD PR A) owns and operates the nationally recognized consumer cannabidiol (CBD) brand cdbMD, whose current products include CBD gummies, CBD tinctures, CBD topical, CBD bath bombs, CBD oils and CBD pet products. cbdMD, Inc. is a nationally recognized consumer cannabidiol (CBD) brand whose current products include CBD tinctures, CBD gummies, CBD topicals, CBD bath bombs, and CBD pet products. cbdMD is also the proud partner with the Big 3 Basketball League, Barstool Sports, Bellator MMA, (a subsidiary of Viacom: NASDAQ:VIA), LifeTime and Nitro Circus. To learn more about cbdMD, Inc. and our comprehensive line of over 100 SKU’s of U.S. produced, THC-free CBD products, please visit: www.cbdmd.com or follow cbdMD on Instagram and Facebook or visit one of the 3,000 retail outlets that carry cbdMD products.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law. The information which appears on our website and our social media platforms is not part of this press release.

Company Contact:

cbdMD, Inc.
Mark S. Elliott, Chief Financial Officer and Chief Operating Officer
(704) 445-3060
mark.elliott@cbdMD.com